Exhibit 10.14

INDEPENDENT CONSULTANT AGREEMENT

This Independent Consultant Agreement (the “Agreement”) is made and entered into on October             , 2006 by and between Broncus Technologies, Inc., a California corporation (“the Company”) and Michael D. Laufer, MD (“Consultant”) effective December 26, 2003 (the “Effective Date”). Whereas the Company and Consultant desire to create an “independent contractor” relationship in connection with certain consulting services to be provided by Consultant to the Company, as described below, the parties agree to the following terms of this engagement.

1.	POSITION

Consultant, as an independent contractor, agrees to provide the services to the Company as set forth in Exhibit A (“Services”).

2.	TERM

2.1 Completion of Services. This Agreement will become effective on the Effective Date and shall continue in effect until terminated as set forth in Section 2.2.

2.2 Termination.

This Agreement may be terminated by the Company or the Consultant with or without cause effective at least ten (10) days after the date notice of termination is delivered, as set forth in Section 14, to Consultant or the Company, respectively. In the event of termination the Company will pay Consultant for the services rendered up to the date of termination, as set forth on Exhibit B.

3.	COMPENSATION

For the services provided by the Consultant hereunder, Company shall pay compensation to Consultant in the amount and at the times set forth in Exhibit B.

4.	REIMBURSEMENT

Consultant shall be reimbursed for Consultant’s out-of-pocket expenses, if any, in connection with the performance of Consultant’s responsibilities under Paragraph 5 only to the extent previously authorized in writing by an officer of the Company and reasonably incurred in the performance of Consultant’s duties under this Agreement.

5.	RESPONSIBILITIES

(a) Consultant shall use his reasonable best efforts to perform and promptly complete the Services set forth in Exhibit A.

(b) Consultant will determine the method, details and means of performing the services described above, but shall not employ any agents or employees in these matters without the prior written consent of the Company.

(c) Consultant agrees to accept exclusive liability for the payment of payroll taxes, self-employment taxes, and social security and other contributions that are based on the compensation to be paid to Consultant under this Agreement and on the wages or other compensation paid to any agents or employees of Consultant that the Company has authorized Consultant to engage. Consultant agrees to indemnify and defend the Company against all such taxes or contributions.

6.	OWNERSHIP OF SERVICES AND ROYALTIES

6.1 Inventions and Original Works Assigned to the Company. Consultant will promptly make full disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign, and does hereby assign, to the Company all Consultant’s right, title, and interest in and to any and all inventions, original works of authorship, developments, designs, improvements, or trade secrets, related to or useful in the treatment of the airways of the lungs for emphysema (collectively “Inventions”) which Consultant may solely or jointly conceive or make or reduce to practice, at any time during the term of this Agreement, together with all patent and other rights Consultant has or may acquire in all countries.

Notwithstanding the foregoing, if Consultant conceives, makes or reduces to practice an Invention that has uses both in the treatment of the airways of the lungs for emphysema (“Emphysema Uses”) and other than for the treatment of the airways of the lungs for emphysema (“Non-Emphysema Uses”), then, upon Consultant’s written request, the Company will grant Consultant, or Consultants designee, a royalty-free, worldwide license to make, use and sell the Invention for Non-Emphysema Uses (to the extent of the Company’s rights). Such license shall be exclusive if no other Company employee or consultant was a co-inventor, and otherwise shall be non-exclusive. If no other Company employee or consultant was a co-inventor of the Invention and at or around the time of the making of the Invention it is believed that the primary use of the Invention is for Non-Emphysema Uses, then Consultant may retain ownership of the Invention provided that he grants the Company an exclusive, worldwide, royalty-free license to make, use and sell the Invention for Emphysema Uses, and provided that the Consultant diligently prosecutes patent coverage for the Invention.

6.2 Obtaining Letters Patent and Copyright Registration. Consultant agrees to assist the Company in every lawful way to obtain, prepare and prosecute applications for, to perfect the Company’s title to, and to protect and enforce the Company’s rights in the United States or foreign countries, letters patent, and copyright registrations and other intellectual property covering Inventions assigned hereunder to the Company. Such obligations shall continue beyond the termination of Consultant’s engagement, but the Company shall compensate Consultant at a reasonable rate (not less than $250 per hour) for time actually spent by Consultant at the Company’s request on such assistance after such termination. If the Company is unable for any reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign letters patent, or copyright registrations covering Inventions assigned to the Company, then Consultant hereby irrevocably designates and appoints the

Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or mask work registrations with the same legal force and effect as if executed by Consultant.

7.	INDEPENDENT CONTRACTOR STATUS

Consultant acknowledges that Consultant is not under the control of the Company as to the manner in which the Services are performed. As such, Consultant acknowledges that Consultant is an independent contractor and accepts the legal consequences of this status, including without limitation that (1) the Company has no obligation to Consultant to maintain liability insurance to cover the risk, if any, that Consultant creates in performing Services under this Agreement, (2) Consultant is excluded from the benefits of any applicable state worker’s compensation insurance and acknowledges that Consultant must maintain his own desired levels of medical, disability, life and other insurance or benefits, whether or not he is injured while performing Services for the Company, (3) Consultant is excluded from receiving state unemployment and disability insurance benefits, (4) the Company will not deduct from Consultant’s compensation any amounts for federal or state income tax withholding, “FICA” contributions, contributions to state disability funds or similar withholding, and (5) Consultant is excluded from coverage of state and federal labor laws that may regulate the payment of overtime wages or other matters affecting employees.

8.	COOPERATION AFTER TERMINATION

Following any notice of termination of this Agreement given pursuant to Paragraph 2.2 above or upon expiration of the term of this Agreement, Consultant shall fully cooperate with the Company in all matters relating to the winding up of Consultant’s pending work on behalf of the Company and the orderly transfer of any work or documents to the Company. The Company shall compensate Consultant at a reasonable rate (not less than $250 per hour) for time spent by Consultant after termination or expiration of the Agreement.

Consultant agrees that, at the time of terminating Consultant’s engagement with the Company and at any other time the Company requests, Consultant will deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) any and all devices, materials, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors, or assigns. If the aforementioned items are intermingled with Consultants own original documentation, and cannot be reasonably separated, then the Consultant will provide copies of these materials to the Company. Consultant will not, during or after Consultant’s engagement with the Company, deliver or transfer to any person, or use, without authorization by the Company any property owned by the Company.

9.	ASSIGNMENT

The rights and obligations of Consultant are personal in nature and may not be assigned without the Company’s prior written consent. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assignees of the Company.

10.	CONFIDENTIAL INFORMATION

10.1 Company Information. Consultant agrees at all times during the term of Consultant’s engagement and thereafter to hold in strictest confidence, and not to use or disclose to any person, firm or corporation without written authorization of the Company any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, inventions, developments, improvements, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to or of possible use in any present or prospective business of the Company or any of the Company’s other clients, consultants, or licensees, or which Consultant learned or developed during the term of and in connection with Consultant’s engagement, except such use and disclosure as is necessary in carrying out Consultant’s work for the Company and authorized in writing by the Company.

10.2 Former and Current Employer Information. Consultant agrees that Consultant will not, during Consultant’s engagement with the Company, improperly use or disclose any proprietary information or trade secrets of Consultant’s former employers, clients or companies, if any, and that Consultant will not bring onto the premises of the Company or use in the performance of Consultant’s duties for the Company any unpublished documents or any property belonging to Consultant’s former or current employers or companies, if any, unless consented to in writing by those employers or companies.

10.3 Third Party Information. Consultant recognizes that the Company may have received and in the future may receive from third parties their confidential or proprietary information subject to certain duties on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of Consultant’s engagement and thereafter, whatever duty exists between the Company and such third parties to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out Consultant’s work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company.

11.	CONFLICTING EMPLOYMENT

The company understands that the Consultant is a physician, an entrepreneur, investor and advisor to medical and technology companies. Consultant agrees that, during the term of

Consultant’s engagement with the Company, Consultant will not engage in any other [emphysema]-related consulting or other business activity, whether paid or unpaid, with any other individual or entity except as it may involve medical treatment of patients in his role as a physician.

12.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to contracts between residents of and to be performed entirely within that state.

13.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties respecting the Services expected to be rendered by Consultant to the Company, and there are no representations, warranties or commitments which may be relied upon by either party except as specifically set forth in this Agreement. This Agreement supersedes all prior or contemporaneous agreements, commitments, representations, writings, and discussions between the Company and Consultant, whether oral or written (including that certain Independent Consultant Agreement dated May 27, 2003 between the Consultant and the Company, which was assigned to Asthmatx, Inc. on December 26, 2003 by the Company. This Agreement may be amended only by an instrument in writing executed by the parties hereto. Consultant expressly acknowledges that Consultant has read the terms of this Agreement, has had the opportunity to discuss those terms with his own legal counsel, and understands that this is a legally binding contract.

14.	NOTICES

Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to Consultant, as the case may be, or by prepaid registered or certified United States Mail addressed, if to the Company, at 1400 Shoreline Boulevard, Building A, Suite 8, Mountain View, CA 94043 or if to Consultant, at 1259 El Camino Real, Suite 211, Menlo Park, CA 94025, or to such other address as either party may specify by notice to the other as provided in this Paragraph.

15.	SAVINGS CLAUSE

Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction invalidate or otherwise affect any provision of this Agreement, the provision or provisions so affected shall be conformed automatically and to the extent possible to the law or determination in question, and in all events the remaining provisions of this Agreement shall continue in full force and effect.

16.	COUNTERPARTS

This Agreement and the other agreements referred to above may be executed in counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the first date written above.

BRONCUS TECHNOLOGIES, INC.

By:	/s/ Cary Cole
Name: Title:	Cary Cole CEO

CONSULTANT

By:	/s/ Michael D. Laufer
Michael D. Laufer, M.D. Tax I.D. No.

EXHIBIT A

Services

Services may include, but are not limited to:

•	Training and education

•	Facilitating access of Company employees and contractors to the clinical setting

•	Exploration to address research, development, regulatory and marketing questions

•	Introductions to, and liaison with, other thought leaders

•	Creative problem solving and invention

•	Development and execution of animal and clinical studies

•	Representing the Company to investors, regulatory agencies, and others

•	Miscellaneous presentations to clinical, scientific, and other audiences

EXHIBIT B

Consultant Compensation

Promptly after signing of this Agreement the Company will pay Consultant $36,000. Thereafter the Company will pay Consultant $1,000 per month. The monthly payments assume that Consultant will work approximately 2.5 hours per month providing the Services (on average).